                                                                    Exhibit 99.1

[LOGO]A. Schulman Inc.
-----------------------                       NEWS RELEASE
Corporate Headquarters

FOR IMMEDIATE RELEASE
---------------------
                 A. SCHULMAN REPORTS INCREASED SALES AND INCOME
                          FOR FISCAL 2004 FIRST QUARTER

         -- North American and European operations show improvement --
             -- Currency translation had major beneficial impact --
          -- Company provides 2004 second-quarter business outlook --


AKRON, Ohio - January 8, 2004 - A. Schulman Inc. (Nasdaq: SHLM) announced today that sales for the fiscal first quarter ended November 30, 2003 were $297.8 million, an increase of $30.9 million or 11.6% over last year's first-quarter sales of $266.9 million. Tonnage was up 1% for the quarter and the translation effect of the weak U.S. dollar increased sales by 9.2% or $24.4 million.

Net income for the fiscal 2004 first quarter was $9,544,000 or $0.32 per diluted share, up 14.4% over earnings of $8,344,000 or $0.28 per share in the first quarter last year. The translation effect of the weak dollar had a major impact on net income. It increased net income by $1,566,000 or $0.05 per share.

REVIEW OF EUROPEAN AND NORTH AMERICAN OPERATIONS
------------------------------------------------
European income before interest and taxes was $17.4 million, an increase of 5.8% over last year's first-quarter income of $16.5 million. Sales of the European operations were $193.5 million, an increase of $26.5 million or 15.9% over last year. The strength of the Euro and the resulting translation effect had a positive impact on sales and income. Tonnage in Europe was flat for the quarter. Volume from manufacturing was up 8.9%, but this was offset by lower tonnage in merchant and distribution activities. The gross profit margin of 17.9% declined slightly from last year's margin of 18.2% mainly because of competitive price pressures.

The North American loss before interest and taxes was $0.6 million in the quarter, an improvement from last year's first-quarter loss of $1.2 million. "The improvement was a result of our fiscal 2003 restructuring program, which increased operational efficiencies and lowered our cost structure," said Terry
L. Haines, president and chief executive officer. North American sales of $104.3 million were 4.4% greater than last year's first-quarter sales of $99.9 million. Tonnage was up 2.8%, with 60% of the increase generated from manufacturing operations. The gross profit margin was 11.8%, an improvement from last year's margin of 11.3%. Although margins were better, they continue to be adversely affected by high resin prices and competitive pressures in the marketplace.

CAPITAL INVESTMENTS
-------------------
Capital expenditures in the fiscal first quarter were $6 million. The Company's major projects are the construction of new manufacturing facilities in China and Poland. The Chinese facility will cost approximately $7.4 million and is scheduled for start-up in the summer of 2004. This facility will have an initial annual capacity of 40 million pounds and will serve customers in the film, packaging and automotive markets in China.

                                     -more-


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                                       -2-


A. Schulman also is building a new manufacturing plant in Poland. This facility will cost approximately $3 million and is scheduled for start-up in late spring 2004. It will have an initial annual capacity of 3 million pounds and will produce concentrates for the Eastern European market.

"We are excited about the prospects for these new facilities. They will provide us new opportunities in these two fast-growing markets for plastics," Haines said.

RE-ELECTION OF DIRECTORS
------------------------
At the annual meeting in December 2003, stockholders re-elected James Marlen, Ernest J. Novak, Jr. and Robert A. Stefanko to three-year terms as directors.

BUSINESS OVERVIEW AND OUTLOOK
-----------------------------
Although net income for the quarter just ended was better than the year-ago period, volumes and margins were lower than expected. European order levels were down from the same period last year and margins declined. In North America, the Company did post tonnage increases, but not to the extent anticipated. North American gross margins improved primarily due to the cost reduction initiatives of the prior year.

Subsequent to November 30, 2003, Germany adopted new tax legislation that will be effective in fiscal 2005. This legislation could potentially increase A. Schulman's German taxes up to approximately $4 million annually.

Commenting on the business outlook, Haines said, "Our fiscal second quarter is historically weaker than the first quarter due to the impact of the December holiday season. Despite this, although our order levels are soft, we have recently noted some improvement in incoming order activity. The North American economy also is showing some signs of improvement, but the business environment continues to be difficult and extremely competitive. The U.S. dollar has weakened further and this will have a positive impact on net income in the months ahead. Our current outlook indicates that net income per share for the fiscal second quarter ending February 29, 2004 will approximate the $0.15 per share reported in last year's second quarter."

Haines added, "We remain committed to being a lower-cost producer so we can compete effectively throughout worldwide markets. In addition, we have a strong balance sheet which provides us with the capability to pursue significant growth opportunities through new product innovation, market diversification and geographic expansion."

CONFERENCE CALL ON THE WEB
--------------------------
A live Internet broadcast of A. Schulman's conference call regarding fiscal 2004 first-quarter earnings can be accessed at 3:30 p.m. Eastern time on Thursday, January 8, 2004, at www.aschulman.com and www.vcall.com, both of which will offer a webcast replay.

                                     -more-


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                                       -3-


ABOUT A. SCHULMAN INC.
----------------------
Headquartered in Akron, Ohio, A. Schulman is a leading international supplier of high-performance plastic compounds and resins. These materials are used in a variety of consumer, industrial, automotive and packaging applications. The Company employs about 2,400 people and has 12 manufacturing facilities in North America, Europe and the Asia-Pacific region. Revenues for the fiscal year ended August 31, 2003, were approximately $1.1 billion. Additional information about
A. Schulman can be found on the World Wide Web at www.aschulman.com.

FORWARD-LOOKING STATEMENTS
--------------------------
Statements in this release which are not historical facts are forward-looking statements which involve risks and uncertainties and actual events or results could differ materially from those expressed or implied in this release. These "forward-looking statements" are based on currently available information. They are also inherently uncertain, and investors must recognize that events could turn out to be significantly different from what was expected. Examples of such uncertainties include, but are not limited to, the following:

-    Worldwide and regional economic, business and political conditions

- Fluctuations in the value of the currencies in major areas where the Company operates, i.e., the U.S. dollar, the Euro, U.K. pound sterling, Canadian dollar, Mexican peso, Chinese yuan and Indonesian rupiah

-    Fluctuations in the prices of plastic resins and other raw materials

-    Changes in customer demand and requirements

-    Outcome of any legal claims


In addition, this release contains time-sensitive information that reflects management's best analysis only as of the date of this release. A. Schulman does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in A. Schulman's periodic filings with the Securities and Exchange Commission.

                                      # # #

A. SCHULMAN INC. AND ITS CONSOLIDATED SUBSIDIARIES
FINANCIAL HIGHLIGHTS

                                                     Three Months Ended
                                             November 30, 2003    November 30, 2002
                                             -----------------    -----------------
                                                          (Unaudited)
Net Sales                                       $297,757,000        $266,866,000
Interest and Other Income                            492,000             586,000
                                                ------------        ------------
                                                 298,249,000         267,452,000
                                                ------------        ------------

Cost of Sales                                    250,888,000         225,145,000
Other Costs and Expenses                          31,213,000          27,708,000
                                                ------------        ------------
                                                 282,101,000         252,853,000
                                                ------------        ------------

Income Before Taxes                               16,148,000          14,599,000

Provision for U.S. and
 Foreign Income Taxes                              6,604,000           6,255,000
                                                ------------        ------------
Net Income                                      $  9,544,000        $  8,344,000
                                                ============        ============

Weighted Average Number of Shares Outstanding:
  Basic                                           29,769,334          29,463,397
  Diluted                                         30,040,368          29,961,725

Earnings per Share:
  Basic                                         $       0.32        $       0.28
  Diluted                                       $       0.32        $       0.28



CONDENSED BALANCE SHEET

                                              November 30, 2003     August 31, 2003
                                              -----------------     ---------------
                                                 (Unaudited)
ASSETS
Current Assets                                  $484,581,000        $446,973,000
Other Assets                                      23,322,000          23,870,000
Net Property, Plant and Equipment                180,613,000         173,029,000
                                                ------------        ------------
                                                $688,516,000        $643,872,000
                                                ============        ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities                             $144,191,000        $127,507,000
Long-Term Debt                                    55,590,000          68,698,000
Deferred Credits and Other Long-Term
  Liabilities, Etc                                69,165,000          64,846,000
Stockholders' Equity                             419,570,000         382,821,000
                                                ------------        ------------
                                                $688,516,000        $643,872,000
                                                ============        ============

SUPPLEMENTAL SEGMENT INFORMATION (UNAUDITED)

                                                                                     Interest
THREE MONTHS ENDED NOVEMBER 30, 2003:          North America         Europe        expense, net      Consolidated
                                               -------------     -------------    -------------     -------------
Sales to unaffiliated customers                $ 104,273,000     $ 193,484,000    $        --       $ 297,757,000
                                               -------------     -------------    -------------     -------------
Gross profit                                   $  12,263,000     $  34,606,000    $        --       $  46,869,000
                                               -------------     -------------    -------------     -------------
Income (loss) before interest and taxes        $    (580,000)    $  17,447,000    $        --       $  16,867,000
Interest expense, net                                   --                --           (719,000)         (719,000)
                                               -------------     -------------    -------------     -------------
Income (loss) before taxes                     $    (580,000)    $  17,447,000    $    (719,000)    $  16,148,000
                                               -------------     -------------    -------------     -------------


THREE MONTHS ENDED NOVEMBER 30, 2002:

Sales to unaffiliated customers                $  99,871,000     $ 166,995,000    $        --       $ 266,866,000
                                               -------------     -------------    -------------     -------------
Gross profit                                   $  11,317,000     $  30,404,000    $        --       $  41,721,000
                                               -------------     -------------    -------------     -------------
Income (loss) before interest and taxes (1)    $  (1,193,000)    $  16,494,000    $        --       $  15,301,000
Interest expense, net                                   --                --           (702,000)         (702,000)
                                               -------------     -------------    -------------     -------------
Income (loss) before taxes                     $  (1,193,000)    $  16,494,000    $    (702,000)    $  14,599,000
                                               -------------     -------------    -------------     -------------

(1) Certain items previously reported have been reclassified to conform to the fiscal 2004 presentation.